AGREEMENT

This Agreement (the “Agreement”) is made and entered into as of February 6, 2012, by and among DST Systems, Inc. (the “Company”) and the entities and natural person listed on Exhibit A hereto (collectively, the “Argyros Group”) (each of the Company and the Argyros Group, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Corporate Governance/Nominating Committee of the Board has adopted the written consent dated February 6, 2012 (the “Consent”), recommending that the Company’s Board of Directors (the “Board”) nominate Lowell L. Bryan, Samuel G. Liss and Travis E. Reed (collectively, the “Nominees”) for election as directors at the Company’s 2012 annual meeting of stockholders (including any adjournment or postponement thereof; the “2012 Annual Meeting”).

NOW, THEREFORE, in consideration of the foregoing premise and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
AGREEMENTS

Section 1.1 Company Covenants.

(a) The Company agrees that no later than at the February 22, 2012 Board meeting it shall be resolved that the size of the Board shall remain fixed at no more than nine directors at least until the conclusion of the 2012 Annual Meeting.

(b) The Company agrees that on or prior to February 29, 2012, the Company shall take all necessary actions to nominate the Nominees for election to the Board at the 2012 Annual Meeting for inclusion in the Company’s slate of nominees with terms expiring at the conclusion of the Company’s 2015 annual meeting of stockholders. The Company also agrees to take all other actions necessary to implement the Consent.

(c) The Company agrees to use its reasonable best efforts to cause the election of the Nominees at the 2012 Annual Meeting (including recommending that the Company’s stockholders vote in favor of the election of the Nominees and otherwise supporting them for election in a manner no less rigorous and favorable than the manner in which the Company has supported its previous nominees in the aggregate). The Company agrees to hold the 2012 Annual Meeting no later than June 30, 2012.

Section 1.2 Argyros Group Covenants. So long as the Company has complied and is complying with its obligations set forth in this Agreement, neither the Argyros Group nor any member of the Argyros Group shall (a) nominate any person for election at the 2012 Annual Meeting; or (b) submit any proposal for consideration at, or bring any other business before, the 2012 Annual Meeting, directly or indirectly. In addition, so long as the Company has complied and is complying with its obligations set forth in this Agreement, at the 2012 Annual Meeting each member of the Argyros Group shall cause (i) all shares of the Company’s common stock that it beneficially owns to be present for quorum purposes and (ii) (A) if only one of the Nominees shall stand for election at the 2012 Annual Meeting, one-third of the aggregate votes (after giving effect to cumulation) associated with all shares of the Company’s common stock that it beneficially owns to be cast in favor of such Nominee, (B) if only two of the Nominees shall stand for election at the 2012 Annual Meeting, two-thirds of the aggregate votes (after giving effect to cumulation) associated with all shares of the Company’s common stock that it beneficially owns to be cast in favor of such Nominees for election at the 2012 Annual Meeting, allocated evenly among such Nominees (including with respect to cumulation) unless the Company notifies the Argyros Group that it is in the best interest of the Company to cumulate votes in any manner on one of such Nominees, in which case the Argyros Group may, in their sole discretion, (1) cumulate such votes upon such Nominees in any manner, in their sole discretion, or (2) continue to allocate such votes evenly among such Nominees (including with respect to cumulation) and (C) if all three Nominees shall stand for election at the 2012 Annual Meeting, all of the aggregate votes (after giving effect to cumulation) associated with all shares of the Company’s common stock that it beneficially owns to be cast in favor of such Nominees for election at the 2012 Annual Meeting, allocated evenly among such Nominees (including with respect to cumulation) unless the Company notifies the Argyros Group that it is in the best interest of the Company to cumulate votes in any manner on one or two of the Nominees, in which case the Argyros Group may, in their sole discretion, (1) cumulate such votes upon such Nominees in any manner, in their sole discretion, or (2) continue to allocate such votes evenly among such Nominees (including with respect to cumulation).

ARTICLE II
MISCELLANEOUS PROVISIONS

Section 2.1 Public Announcement. Promptly following the execution of this Agreement, the Company and the Argyros Group shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor the Argyros Group shall issue any press release or public announcement regarding this Agreement or the Consent without the prior written consent of the other Party, other than any filing with the Securities and Exchange Commission (the “SEC”) required in connection with the execution and/or delivery of this Agreement. Neither the Company nor any member of the Argyros Group shall make any public statement (including in any filing with the SEC) inconsistent with the Mutual Press Release without the written consent of the other Party.

Section 2.2 Specific Performance. Each of the members of the Argyros Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the Argyros Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, without the posting of any bond, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

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Section 2.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 2.4 Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

DST Systems, Inc.

333 West 11th Street

Kansas City, MO 64105

Attention: General Counsel

Facsimile: 816-435-8630

With a copy to:

Skadden, Arps, Slate, Meagher & Flom

 LLPFour Times Square

New York, NY 10036

Attention:   Eileen T. Nugent, Esq.

                   Brandon Van Dyke, Esq.

Telephone: 212-735-3000

Facsimile: 212-735-2000

If to the Argyros Group or any member of the Argyros Group:

George L. Argyros

c/o Arnel & Affiliates

949 South Coast Drive

Suite 600

Costa Mesa, CA 92626

Attention: Chief Investment Officer

Telephone: 714-481-5053

Facsimile: 714-481-5189

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With a copy to:

Gibson, Dunn & Crutcher LLP

333 South Grand Avenue

Los Angeles, CA 90071

Attention: Jeffrey Le Sage, Esq.

Telephone: 213-229-7504

Facsimile: 213-229-6504

Section 2.5 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 2.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or PDF) which together shall constitute a single agreement.

Section 2.7 Certain Definitions. As used in this Agreement, (a) the term “affiliate” shall have the meaning set forth in Rule 12b-2 under the Securities Exchange Act of 1934, as amended and shall include persons who become affiliates of any person or entity subsequent to the date hereof, and (b) the term “ business day” means any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by applicable law or executive order to close or are otherwise generally closed.

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Section 2.8 Entire Agreement; Amendment and Waiver. This Agreement and the Consent contain the entire understanding of the Parties hereto. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and the Argyros Group. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 2.9 Assignment. No Party shall assign this Agreement or any rights or obligations hereunder.

Section 2.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

Signature pages follow.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date first set forth above.

DST SYSTEMS, INC.

By:	/s/ Thomas A. McDonnell
Name: Thomas A. McDonnell Title: Chief Executive Officer

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THE ARGYROS GROUP

GEORGE L. ARGYROS

THE ARGYROS FAMILY FOUNDATION
By: George L. Argyros, chairman

THE ARGYROS FAMILY TRUST
By: George L. Argyros, trustee

THE GEORGE T. POULOS TRUST
By: George L. Argyros, trustee

GLA FINANCIAL CORPORATION
By: George L. Argyros, sole shareholder

HBI FINANCIAL, INC.
By: George L. Argyros, sole shareholder

THE LEON & OLGA ARGYROS 1986 TRUST
By: George L. Argyros, trustee

By:	/s/ George L. Argyros
Name: George L. Argyros Title: Authorized signatory

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EXHIBIT A

The Argyros Group

George L. Argyros

The Argyros Family Foundation

The Argyros Family Trust

The George T. Poulos Trust

GLA Financial Corporation

HBI Financial, Inc.

The Leon & Olga Argyros 1986 Trust

EXHIBIT B

Mutual Press Release

See attached.

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NEWS RELEASE DST Systems, Inc. 333 West 11th Street Kansas City, MO 64105-1594 NYSE Symbol: DST	DST Contacts: Kenneth V. Hager (816) 435-8603 Vice President and Chief Financial Officer Media: Matthew Sherman / Nicholas Lamplough Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

NOT FOR IMMEDIATE RELEASE — February X, 2012	Page 1

DST SYSTEMS NOMINATES LOWELL L. BRYAN AND SAMUEL G. LISS FOR
ELECTION TO BOARD OF DIRECTORS

George Argyros, DST’s Largest Shareholder, to Support Nominees

KANSAS CITY, MO (February X, 2012) — DST Systems, Inc. (NYSE: DST) today announced that, in connection with its previously disclosed search for new, independent director candidates, the DST Board of Directors has nominated Lowell L. Bryan, founder of consulting firm LL Bryan Advisory, LLC and senior advisor to McKinsey & Company, Inc., and Samuel G. Liss, a Principal at WhiteGate Partners LLC, for election to the Board’s 2015 class of directors at the Company’s 2012 Annual Meeting of Shareholders. Travis E. Reed, a current DST Director, will serve as the Company’s third nominee for election to the 2015 class of directors.

Messrs. Bryan and Liss were selected following a comprehensive search process that the Governance/Nominating Committee of the Board has been conducting since December 2011, with the assistance of Spencer Stuart, a leading, global executive search firm.

“Our Board of Directors is pleased to nominate Lowell and Sam, and we believe they have the right skills, acumen and independence to add value to the Board’s oversight, strategic input and deliberative process,” said Robert T. Jackson, Lead Independent Director for the DST Board. “We are confident that Lowell’s and Sam’s strong backgrounds in finance, management and consulting, combined with their independent perspectives, will be valuable to the Board as we continue to execute on our strategic priorities for the benefit of all DST shareholders.”

Thomas A. McCullough and William C. Nelson will not stand for reelection to the Board at the 2012 Annual Meeting. “On behalf of the Board and the Company, I thank Tom and Bill for their years of service and tireless efforts. Tom and Bill have long been valued members of the Board, and we wish them only the best in the future,” added Mr. Jackson.

George Argyros, DST’s largest shareholder, and his affiliates have expressed their support for the Governance/Nominating Committee’s selection of Messrs. Bryan and Liss by agreeing to vote all of their shares, representing approximately 22% of the Company’s outstanding common shares, in favor of Messrs. Bryan, Liss and Reed at the 2012 Annual Meeting. Mr. Argyros stated, “I applaud the Corporate Governance/Nominating Committee for its time, effort and results in finding two new highly qualified and independent directors. I look forward to continuing to work constructively with the Company and the Board to drive performance and increase long term shareholder value.”

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About Lowell L. Bryan

Mr. Bryan, 66, has more than 35 years of consulting experience. He is the founder of consulting firm LL Bryan Advisory, LLC, which provides advice and counsel to the top management and boards of directors on a range of corporate strategy and organizational issues. Prior to that, Mr. Bryan spent his career at global management consulting firm McKinsey & Company, Inc., most recently serving as a Senior Partner and a Director. During his career at McKinsey, Mr. Bryan was also the co-leader of the Center for Managing Uncertainty and was a co-founder of the Financial Institutions practice in 1975. He retired from McKinsey in 2012 and continues to serve in an advisory role.

Mr. Bryan currently serves on the Nonprofit Boards of Davidson College and the Touch Foundation. He has authored or co-authored six books, including three focused on the global capital markets, banking, financial and credit crisis, and the related regulatory and risk management issues. He received his M.B.A from Harvard Business School and a Bachelor’s Degree in English and History from Davidson College.

About Samuel G. Liss

Mr. Liss, 55, has over 30 years of experience working for and advising financial services firms. He is currently a Principal at WhiteGate Partners LLC, an advisory firm focusing on the financial services sector. From 2004 to 2010, Mr. Liss served as Executive Vice President, Strategic Development at Travelers Companies, Inc., and for a period concurrently served as business head of one of Travelers three operating divisions- Financial, Professional and International Insurance. Prior to that Sam held Managing Director roles in both investment banking and equity research at Credit Suisse First Boston. He began his career as an Equity Analyst at Salomon Brothers.

Mr. Liss currently serves on the Board of Verisk Analytics, Inc. and previously served on the Board of Nuveen Investments, Inc. He received a M.B.A from New York University, pursued graduate studies at the London School of Economics & Political Science and holds a B.A. with a major concentration in Government and History from Wesleyan University.

* * * * *

Safe Harbor Statement

Certain material presented in the press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) all statements, other than statements of historical fact, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future or that depend on future events, or (ii) statements about our future business plans and strategy and other statements that describe the Company’s outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as “may,” “will,” “would,” “should,” “potential,” “strategy,” “anticipates,” “estimates,” “expects,” “project,” “predict,” “intends,” “plans,” “believes,” “targets” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to, the risk factors and cautionary statements included in the Company’s periodic and current reports (Forms 10-K, 10-Q and 8-K) filed from time to time with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements in this press release to reflect new information, future events or otherwise.

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Additional Information and Where to Find It

DST Systems, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2012 Annual Meeting of Stockholders (the “2012 Annual Meeting”). The Company plans to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2012 Annual Meeting (the “2012 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2012 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants, including their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2012 Proxy Statement and other materials to be filed with the SEC in connection with the 2012 Annual Meeting. Other than Mr. George L. Argyros (who owns approximately 22.0% of the Company’s common stock) and Thomas A. McDonnell (who owns approximately 1.7% of the Company’s common stock), none of the potential participants owns in excess of 1% of the Company’s common stock. Certain information about the potential participants can also be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011, and in the Company’s proxy statement for its 2011 Annual Meeting of Stockholders (the “2011 Proxy Statement”), filed with the SEC on March 16, 2011. To the extent holdings of the Company’s securities have changed since the amounts printed in the 2011 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the definitive 2012 Proxy Statement and any other documents filed by the Company with the SEC in connection with the 2012 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.dstsystems.com) or by writing to Mr. Randall D. Young, DST Systems, Inc, 333 West 11th Street, Kansas City, MO 64105.